EXHIBIT 10.1

QUAINT OAK BANK
EMPLOYMENT AGREEMENT

FOR WILLIAM R. GONZALEZ

THIS EMPLOYMENT AGREEMENT (the "Agreement") between Quaint Oak Bank, a Pennsylvania-chartered stock savings bank with principal offices at 501 Knowles Avenue, Southampton, Pennsylvania 18966 (the "Bank"), and William R. Gonzalez (the "Executive"), is hereby adopted effective as of the 30th day of March, 2018.

WHEREAS, the Executive is presently employed as Senior Vice President Business Development of the Bank;

WHEREAS, the Executive currently also serves as President and Chief Executive Officer of Quaint Oak Real Estate, LLC, Quaint Oak Abstract, LLC, Quaint Oak Mortgage, LLC, Quaint Oak Insurance Agency, LLC and QOB Properties, LLC each a subsidiary of the Bank (collectively, the "Subsidiaries") pursuant to an employment agreement dated July 1, 2009, as amended effective May 11, 2011 (the "Prior Agreement").

WHEREAS, the Executive and the Bank hereby agree that all prior agreements, oral or written, between the Bank and the Executive with respect to the matters agreed to herein, including without limitation the Prior Agreement, are hereby superseded and shall have no force or effect and all amounts owed to the Executive under the Prior Agreement have been satisfied;

WHEREAS, the Bank desires to be ensured of the Executive's continued active participation in the business of the Bank and the Subsidiaries as provided for in this Agreement; and

WHEREAS, the Executive is willing to serve the Bank and the Subsidiaries on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereby agree as follows:

1.          Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)          Average Annual Compensation.  The Executive's "Average Annual Compensation" for purposes of this Agreement shall be deemed to mean the average amount of compensation paid to the Executive by the Bank and any parent or subsidiary thereof during the most recent three calendar years immediately preceding the year in which the Date of Termination occurs and included in the Executive's gross income for tax purposes.

(b)          Base Salary.  "Base Salary" shall have the meaning set forth in Section 3(a) hereof.

(c)          Cause. Termination of the Executive's employment for "Cause" shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, conviction of a felony, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, willful or intentional breach or neglect by the Executive of his duties, or a material breach of any provision of this Agreement.  For purposes of this Agreement, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that this action or omission was in the best interest of the Bank; provided that any act or omission to act on the Executive's behalf in reliance upon an opinion of counsel to the Bank or counsel to the Executive shall not be deemed to be willful. The terms "incompetence" and "misconduct" shall be defined with reference to standards generally prevailing in the banking industry. In determining incompetence and misconduct, the Bank shall have the burden of proof with regard to the acts or omissions of the Executive and the standards prevailing in the banking industry.

(d)          Change in Control.  "Change in Control" shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(e)          Code.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

(f)          Corporation.  "Corporation" shall mean Quaint Oak Bancorp, Inc., the holding company for the Bank.

(g)          Date of Termination.  "Date of Termination" shall mean (i) if the Executive's employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive's employment is terminated for any other reason, the date specified in such Notice of Termination.

(h)          Disability. "Disability" shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.  In the event of any dispute between the Executive and the Bank as to the Executive's Disability, the matter shall be decided by a majority vote of a panel of physicians, one of whom shall be selected by the Executive, one of whom shall be selected by the Bank, and one of whom shall be selected by the other two physicians.  The physicians' fees and any other costs associated with the resolution of said dispute shall be borne by the Bank.

(i)          Good Reason.  "Good Reason" means the occurrence of any of the following events:

              (i)           any material breach of this Agreement by the Bank, including without limitation any of the following: (A) a material diminution in the Executive's base compensation, (B) a material diminution in the Executive's authority, duties or responsibilities, or (C) any requirement that the Executive report to a corporate officer or employee of the Bank other than the President and Chief Executive Officer of the Bank, or

(ii) any material change in the geographic location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Executive.  If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(j)          Notice of Termination.  Any purported termination of the Executive's employment by the Bank for any reason, including without limitation for Cause or Disability, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written "Notice of Termination" to the other party hereto.  For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Bank's termination of the Executive's employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 12 hereof.

(k)          Regulatory Agency.  "Regulatory Agency" means any governmental agency having regulatory or supervisory jurisdiction over the Bank at the time of reference.

2.          Term of Employment.

(a)          The Bank hereby employs the Executive as Senior Vice President Business Development, and the Executive hereby accepts said employment and agrees to render such services to the Bank on the terms and conditions set forth in this Agreement. Subject to the terms hereof, this Agreement shall terminate three (3) years after December 31, 2017.  Beginning on December 31, 2018 and on each December 31st thereafter, the term of this Agreement shall be extended for a period of one additional year, provided that the Bank has not given notice to the Executive in writing at least 30 days, and not more than 90 days, prior to such December 31st that the term of this Agreement shall not be extended further and/or the Executive has not given notice to the Bank of his election not to extend the term at least 30 days, and not more than 90 days, prior to any such December 31st. If any party gives timely notice that the term will not be extended as of any such December 31st, then this Agreement shall terminate at the conclusion of its remaining term.  References herein to the term of this Agreement shall refer both to the initial term and successive terms.

(b)          During the term of this Agreement, the Executive shall perform such executive services for the Bank as is consistent with his title of Senior Vice President Business Development  and shall perform such executive services for the Subsidiaries as from time to time assigned to him by the Bank's President and Chief Executive Officer or the Board of Directors.

3.          Compensation and Benefits.

(a)          The Bank shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of One Hundred Fifty-Five Thousand Dollars ($155,000.00) per year ("Base Salary") payable no less frequently than in monthly installments, which may be increased from time to time in such amounts as may be determined by the Board of Directors of the Bank.  In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be authorized and declared by the Board of Directors of the Bank in its sole discretion.

(b)          During the term of this Agreement, the Executive shall be entitled to participate in any benefit plans as the Bank may adopt for the benefit of its employees.  The Bank shall not make any changes in such benefit plans which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Bank.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

(c)          During the term of this Agreement, the Executive shall be entitled to paid annual vacation as approved from time to time by the Board of Directors of the Bank.  The timing of paid vacations shall be scheduled in a reasonable manner by the Executive.  The Executive shall not be entitled to receive any additional compensation from the Bank for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Bank.

(d)          Except as otherwise agreed between the Bank and the Subsidiaries and to the extent applicable, (i) the Executive's compensation, benefits, and severance and (ii) expenditures made by the Executive on behalf of the Bank, as set forth in this Agreement, shall be paid by the Bank and each of the Subsidiaries in the same proportions as the (A) time and services and (B) expenditures actually expended by the Executive on the business of the Bank and the business of each of the Subsidiaries, respectively. For this purpose, the Executive shall maintain, and provide to the Bank on at least a monthly basis, documentation of the time and expense expended by the Executive on the business of each of the Subsidiaries and the Bank.

4.          Expenses.  The Bank shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Bank, including, but not by way of limitation, traveling expenses for attending annual and periodic meetings of trade associations, subject to such reasonable documentation and other limitations as may be established by management of the Bank.  If such expenses are paid in the first instance by the Executive, the Bank shall reimburse the Executive therefor.  Such reimbursement shall be made promptly by the Bank and, in any event, no later than March 15th of the year immediately following the year in which such expenses were incurred.

5.          Termination.

(a)          The Bank shall have the right, at any time upon prior Notice of Termination, to terminate the Executive's employment hereunder for any reason, including without limitation termination for Cause or Disability, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)          In the event that (i) the Executive's employment is terminated by the Bank for Cause, or (ii) the Executive terminates his employment hereunder other than for Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)          In the event that the Executive's employment is terminated as a result of Disability during the term of this Agreement, then the Bank shall pay to the Executive the following: (i) in a lump sum within thirty (30) days following the Date of Termination, a cash severance amount equal to one times the Executive's then current Base Salary, plus (ii) in a lump sum payable at the time annual bonuses are normally paid, the pro rata portion of any annual bonus that the Executive would have earned for the year in which the Date of Termination occurs if he had remained in the employ of the Bank for the full calendar year, based upon the portion of the calendar year that the Executive was able to perform his duties prior to his termination due to Disability, provided that the pro rata bonus shall be paid no later than March 15th of the year immediately following the year in which the Date of Termination occurs.

(d)          In the event that the Executive's employment is terminated as a result of the Executive's death during the term of this Agreement, then the Bank shall pay to the Executive's spouse or, if none, to his estate or legal representative, the following: (i) in a lump sum within thirty (30) days following the Date of Termination, a cash severance amount equal to one times the Executive's then current Base Salary, plus (ii) in a lump sum payable at the time annual bonuses are normally paid, the pro rata portion of any bonus that the Executive would have earned for the year in which the Date of Termination occurs if he had remained in the employ of the Bank for the full calendar year, based upon the portion of the calendar year that the Executive was able to perform his duties prior to his death, provided that the pro rata bonus shall be paid no later than March 15th of the year immediately following the year in which the Date of Termination occurs.

(e)          In the event that either prior to or more than 24 months after a Change in Control the Executive's employment is terminated either (i) by the Bank for other than Cause, Disability or the Executive's death or (ii) by the Executive for Good Reason, then the Bank shall pay to the Executive, in a lump sum within thirty (30) days following the Date of Termination, a cash severance amount equal to three (3) times the Executive's then current Base Salary.

(f)          In the event that either concurrently with or within 24 months after a Change in Control the Executive's employment is terminated either (i) by the Bank for other than Cause, Disability or the Executive's death or (ii) by the Executive for Good Reason, then the Bank shall pay to the Executive, in a lump sum within five (5) business days following the Date of Termination, a cash severance amount equal to 2.99 times the Executive's Average Annual Compensation, subject to the provisions of Section 6 hereof, if applicable.

(g)          Notwithstanding any other provision contained in this Agreement, if either (i) the time period for making any cash payment under either Section 5(e) or Section 5(f) commences in one calendar year and ends in the succeeding calendar year or (ii) in the event any payment under this Section 5 is made contingent upon the execution of a general release and the time period that the Executive has to consider the terms of such general release (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be paid until the succeeding calendar year.

6.          Limitation of Benefits under Certain Circumstances.  If any payment pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Bank or the Corporation, would constitute a "parachute payment" under Section 280G of the Code, then the payment payable by the Bank pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payment payable by the Bank under Section 5 being non‑deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  The determination of any reduction in the payments to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Bank and paid by the Bank.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained in this Section 6 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments specified in Section 5 below zero.

7.          Non-Disclosure, Non-Competition and Non-Solicitation Provisions.
(a)          The Executive acknowledges that he has acquired, and will continue to acquire while employed by the Bank and/or performing services for the Subsidiaries, special knowledge of the business, affairs, strategies and plans of the Bank and the Subsidiaries which has not been disclosed to the public and which constitutes confidential and proprietary business information owned by the Bank and the Subsidiaries, including but not limited to, information about the customers, customer lists, software, data, formulae, processes, inventions, trade secrets, marketing information and plans, and business strategies of the Bank and the Subsidiaries, and other information about the products and services offered or developed or planned to be offered or developed by the Bank and/or the Subsidiaries ("Confidential Information").  The Executive agrees that, without the prior written consent of the Bank, he shall not, during the term of his employment or at any time thereafter, in any manner directly or indirectly disclose any Confidential Information to any person or entity other than the Bank and the Subsidiaries.  Notwithstanding the foregoing, if the Executive is requested or required (including but not limited to by oral questions, interrogatories, requests for information or documents in legal proceeding, subpoena, civil investigative demand or other similar process) to disclose any Confidential Information, the Executive shall provide the Bank with prompt written notice of any such request or requirement so that the Bank may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 7(a). If, in the absence of a protective order or other remedy or the receipt of a waiver from the Bank, the Executive is nonetheless legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Executive may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which is legally required to be disclosed, provided that the Executive exercise his best efforts to preserve the confidentiality of the Confidential Information, including without limitation by cooperating with the Bank to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal.  Notwithstanding anything to the contrary herein, the parties hereto agree that nothing contained in this Agreement limits the Executive's ability to report information to or file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other federal, state or local governmental agency or commission that has jurisdiction over the Bank or the Subsidiaries the "Government Agencies"). The Executive further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank. This Agreement does not limit the Executive's right to receive an award for information provided to any Government Agencies. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Executive understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.  On the Date of Termination, the Executive shall promptly deliver to the Bank all copies of documents or other records (including without limitation electronic records) containing any Confidential Information that is in his possession or under his control, and shall retain no written or electronic record of any Confidential Information.

            (b)          Except as provided in Section 7(c) hereof, the Executive hereby covenants and agrees that, in the event of his termination of employment with the Bank for any reason prior to the expiration of the term of this Agreement, for a period of one year following the date of his termination of employment with the Bank, he shall not, without the written consent of the Bank, compete in any way with the Bank or any affiliate or entity related to the Bank or any affiliate, directly or indirectly, and will not consult with or have any interest in any business, firm, person, partnership, corporation or other entity, whether as an employee, officer, director, agent, security holder, creditor, consultant or otherwise, which competes with the Bank or any affiliate or related entity, directly or indirectly, in any aspect of the business of the Bank (a "Competing Business") that entails working within Philadelphia, Montgomery, Bucks, Lehigh, Berks, Lebanon, Dauphin, Lancaster, Chester, Delaware, Lackawanna, Schuylkill, Carbon, Luzerne, Monroe or Northampton Counties, Pennsylvania; provided, however, that this Section 7(b) shall not be deemed to prevent the Executive's ownership of not more than 1% of the capital stock of any publicly held entity.

(c)           As partial consideration for the severance payments and benefits to be provided to the Executive pursuant to Section 5 of this Agreement, the Executive agrees that during the three-year period next following the Date of Termination, the Executive shall not directly or indirectly (i) solicit or induce, or cause others to solicit or induce, any Executive of the Bank or any of the Subsidiaries to leave the employment of such entities, or (ii) solicit (whether by mail, telephone, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of the Bank or any of the Subsidiaries) any customer of the Bank or any of the Subsidiaries to transact business with any Competing Business, or to reduce or refrain from doing any business with the Bank or any of the Subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between the Bank or any of the Subsidiaries and any such customers.
(d)          The Executive shall not be subject to the provisions of Sections 7(b) or 7(c) if the Executive's employment with the Bank is terminated by the Bank or the Executive concurrently with or within 24 months after a Change in Control.

(e)          The Executive expressly agrees that (i) in the event of a violation of these non-disclosure non-competition and non-solicitation provisions by the Executive, monetary damages alone will be inadequate to compensate the Bank, (ii) the Bank will be entitled to injunctive relief against the Executive in addition to any other remedies provided by law or in equity and (iii) the non-competition and non-solicitation obligations contained herein shall be extended by the length of time during which the Executive shall have been in breach thereof.

8.          Licenses.  During the Executive's term of employment hereunder, the Executive shall have and maintain all licenses as are necessary to render all such services to the Bank and the Subsidiaries contemplated by this Agreement.

9.          Mitigation; Exclusivity of Benefits.

(a)          The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

(b)          The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Bank pursuant to employee benefit plans of the Bank or otherwise.

10.          Withholding.  All payments required to be made by the Bank hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

            11.          Assignability.  The Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Bank may hereafter merge or consolidate or to which the Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

            12.          Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

            To the Bank:                 Board of Directors
Quaint Oak Bank
501 Knowles Avenue
Southampton, Pennsylvania 18966

To the Executive:          William R. Gonzalez
At the address last appearing on the
personnel records of the Bank

13.          Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Bank to sign on its behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  In addition, notwithstanding anything in this Agreement to the contrary, the Bank may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

14.          Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

15.          Nature of Obligations.  Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

16.          Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.          Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

18.          Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

19.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

20.          Regulatory Prohibitions and Actions.

(a)          Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.  In the event of the Executive's termination of employment with the Bank for Cause, all employment relationships and managerial duties with the Bank shall immediately cease regardless of whether the Executive is in the employ of the Corporation following such termination.  Furthermore, following such termination for Cause, the Executive will not, directly or indirectly, influence or participate in the affairs or the operations of the Bank.

(b)          If the Bank is in default, as defined to mean an adjudication or other official determination of a court of competent jurisdiction or other public authority pursuant to which a conservator, receiver or other legal custodian is appointed for the Bank for the purpose of liquidation, all obligations under this Agreement shall terminate as of such date as a competent governmental authority may lawfully terminate this Agreement, but rights of the Executive to compensation earned prior to such termination shall not be affected.

(c)          If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs pursuant to notice served by any Regulatory Agency, then the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall (i) pay the Executive all the compensation withheld while contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(d)          If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued by any Regulatory Agency, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but rights of the Executive to compensation earned as of the Date of Termination shall not be affected.

(e)          All obligations under this Agreement are subject to termination by any Regulatory Agency in accordance with any applicable provisions of law or regulations granting such authority, but rights of the Executive to compensation earned as of the date of termination of the Agreement shall not be affected.

           21.          Entire Agreement.  This Agreement embodies the entire agreement between the Bank and the Executive with respect to the matters agreed to herein.  All prior agreements between the Bank and the Executive with respect to the matters agreed to herein, including but not limited to the Prior Agreement, are hereby superseded and shall have no force or effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ATTEST:		QUAINT OAK BANK

By:	/s/Diane J. Colyer	By:	/s/Robert T. Strong
	Diane J. Colyer Corporate Secretary		Robert T. Strong President and Chief Executive Officer

EXECUTIVE

		By:	/s/William R. Gonzalez
William R. Gonzalez